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                                                                    Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-8 pertaining to the 2006 Equity Incentive Plan of G&K Services, Inc. and to the incorporation by reference therein of our reports dated September 12, 2006, with respect to the consolidated financial statements and schedules of G&K Services, Inc. included in its Annual Report (Form 10-K) for the year ended July 1, 2006, G&K Services, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of G&K Services, Inc., filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Minneapolis, Minnesota
December 22, 2006